Amendment No. 1 to
                   Non-Employee Director Stock Option Plan of
                           First Colonial Group, Inc.


     RESOLVED, that the Directors of the Corporation have determined that it is in the best interest of the Corporation and its shareholders that the Non-Employee Director Stock Option Plan (the "Director Plan") be amended by deleting the second sentence of Section 3 and inserting in lieu thereof the following (the "Amendment"):

     "Each person who (a) is not a director of the Company or any subsidiary corporation as of May 1, 1994, and (b) is not an employee of the Company or any subsidiary corporation and who on or after May 1, 1994 is first elected or appointed as a director of the Company or any subsidiary corporation, shall, as of the date of such election or appointment, automatically be granted an option to purchase 1,000 shares of the Company's Common Stock (such figure to be subject to adjustment for the same events described in Section 2 hereof); provided, however, that any non-employee director who is first appointed as a director after May 1, 1994 and prior to the 1995
     Annual Meeting of Shareholders shall receive such automatic grant of options on the date of the 1995 Annual Meeting of Shareholders."

     RESOLVED, that the Amendment is adopted and approved and the President of the Corporation is authorized and directed to submit the Amendment to the shareholders for their approval at the 1995 Annual Meeting of Shareholders; and further

     RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to take all such actions and to execute and file, under the corporate seal of the Corporation, all such certificates, instruments and documents as they may deem necessary or appropriate to carry out the purposes and intent of each of the foregoing resolutions.